Exhibit 99.1
PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (571) 349-9452

 CHESAPEAKE LODGING TRUST EXTENDS MATURITY
AND REDUCES BORROWING COSTS OF ITS
REVOLVING CREDIT FACILITY

ARLINGTON, VA, June 1, 2018 - Chesapeake Lodging Trust (NYSE:CHSP) (the “Trust”) announced today that it has amended its credit agreement to extend the initial maturity to May 2022 and lower the interest rate spread over LIBOR charged on outstanding borrowings under the unsecured revolving credit facility. The revolving credit facility is led by Wells Fargo Bank, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, and Deutsche Bank Securities Inc., PNC Bank, N.A., and Regions Bank, as documentation agents.

The amended credit agreement continues to provide for a maximum amount that the Trust may borrow under the revolving credit facility of $300.0 million, and also provides for the possibility of further future increases, up to a maximum of $450.0 million, in accordance with the terms of the amended credit agreement. The actual amount that the Trust can borrow under the revolving credit facility continues to be based on the value of the Trust's hotels included in the borrowing base, as defined in the amended credit agreement. The interest rate spread over LIBOR for borrowings under the revolving credit facility was reduced to LIBOR, plus 1.45% - 2.20% (the spread over LIBOR based on the Trust’s consolidated leverage ratio). The initial term of the amended credit agreement will now expire in May 2022, but the term may be extended for one year subject to satisfaction of certain customary conditions. The amended credit agreement contains the same financial covenants as those in effect prior to the amendment.

ABOUT CHESAPEAKE LODGING TRUST

Chesapeake Lodging Trust is a self-advised lodging real estate investment trust (REIT) focused on investments primarily in upper-upscale hotels in major business and convention markets and, on a selective basis, premium select-service hotels in urban settings or unique locations in the United States. The Trust owns 21 hotels with an aggregate of 6,479 rooms in eight states and the District of Columbia. Additional information can be found on the Trust’s website at www.chesapeakelodgingtrust.com.